UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2005

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Change of Control Agreements. On February 3, 2005, Mercury Interactive Corporation (“Mercury” or the “Company”), entered into Change of Control Agreements with Yuval Scarlat, Mercury’s Sr. Vice President, Products and certain other executive officers. The Change of Control Agreements are in the form of the Amended and Restated Change of Control Agreements that Mercury currently has in place with its other executive officers and provide for specified severance benefits upon the involuntary termination (including resigning for good reason) or termination of the executive’s employment as a result of disability or death within 18 months following a change of control of Mercury, consisting of: (i) severance pay equal to 12-months of the executive’s base compensation and annual target bonus as of the date employment ceases, (ii) continued coverage under Mercury’s health, life, dental and other insurance programs for the 12-month severance pay period, and (iii) accelerated vesting of all stock options, shares of restricted stock and other forms of long-term compensation held by the executive at the time of termination. The foregoing description of the Change of Control Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which was filed in the form of an Amended and Restated Change of Control Agreement as Exhibit 10.2 to the Form 8-K filed on December 21, 2004 and is incorporated by reference herein.

On February 3, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Mercury also approved the following actions:

2005 Long-Term Incentive Plan and Cash Award Participation Notices. The Committee approved the participation in its Long-Term Incentive Plan for 2005 of Amnon Landan, Mercury’s chief executive officer, Douglas Smith, Yuval Scarlat, and Zohar Gilad, and certain other executive officers and approved the criteria for potential cash awards under the Long-Term Incentive Plan that will be based on the Company’s 2005 performance. The amounts and payments of these cash awards will be based upon the Company’s earnings per share and bookings growth during the performance period from January 1, 2005 through December 31, 2005. If the specified performance goals for 2005 are met, the cash awards will be paid if the individual remains with the Company for two more years after the end of this performance period, meaning the awards will become vested and paid in the first quarter of 2008 (or earlier if an individual’s employment is terminated without cause before the award becomes vested). The maximum cash award for the executive officers named above is set forth in the table below. A copy of the form of Long-Term Incentive Plan Participation Notice is attached hereto as Exhibit 10.1. Specific information regarding earnings per share and bookings growth targets have been omitted from the Participation Notice as they involve confidential business information, the disclosure of which would have an adverse effect on the Company.

Options, Salary and Incentive Bonus Amounts. The Committee also approved the grant of stock options, the payment of 2004 cash bonuses, and the establishment of target bonuses for 2005 under the Company’s annual incentive plan (the “Annual Incentive Plan”) for each of Messrs. Landan, Smith, Scarlat, and Gilad and certain other executive officers. Each of the options will have an exercise price equal to the fair market value of Mercury’s common stock on the date of grant and a ten-year term, will vest at 25% one year from the vesting commencement date and at 1/48 per month over the next 36 months and will remain exercisable for a period of 7 months after termination of employment for any reason, except for Mr. Landan’s option, which will remain exercisable for a period of 12 months after termination of employment for any reason. Payment of the 2004 cash bonuses was primarily dependent on the achievement of five metrics, with various weightings for each, consisting of (1) growth in revenue, (2) increase in operating margin, (3) growth in new revenue, (4) change in cash flow from operations, and (5) growth in market capitalization.

In addition, the Committee approved an increase in base salary for Yuval Scarlat, the Senior Vice President, Products from $290,000 to $325,000, to become effective in April 2005.

The following table sets forth, for each of the officers named above, the bonus awarded for 2004, the target bonus for 2005 under the Annual Incentive Plan, and the maximum potential award under the LTIP described above for the 2005 performance period:

Name	Title	2004 Bonus Payment	Target Bonus for 2005 Annual Incentive Plan	2005 LTIP Maximum Cash Award
Amnon Landan	Chairman and CEO	$800,000	$750,000	$1,600,000
Doug Smith	EVP and CFO	$350,000	$375,000	$800,000
Yuval Scarlat	Sr. VP, Products	$145,000	$225,000	$500,000
Zohar Gilad	VP, Strategy	$100,000	$112,000	$250,000

The foregoing descriptions of the Long-Term Incentive Plan, Participation Notice and option agreements do not purport to be complete and are qualified in their entirety by reference to such agreements and participation notices (including any schedules and exhibits thereto), copies of which are filed as Exhibit 10.1 to the Company’s Form 8-K filed on December 21, 2004, and Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1    Form of Long-Term Incentive Plan Participation Notice

10.2    Form of Amnon Landan Notice of Grant and Option Agreement

10.3    Form of Notice of Grant and Option Agreement for certain NEOs and executive officers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2005	MERCURY INTERACTIVE CORPORATION

	By:	/s/ Susan J. Skaer
	Name:	Susan J. Skaer
Vice President, General Counsel and Secretary